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                         MEDVIEW SERVICES, INCORPORATED
                            NETWORK ACCESS AGREEMENT


   THIS NETWORK ACCESS AGREEMENT (the "Agreement") is made this 1ST day of DECEMBER, 1997 ("Effective Date"), and is by and between MEDVIEW SERVICES, INCORPORATED Florida corporation ("MedView"), and ROCKPORT COMMUNITY NETWORK, INC., a HOUSTON, TEXAS corporation ("Company"), together referred to hereinafter as the "parties."

   WHEREAS, MedView has developed and operates health care provider networks comprised of primary care physicians, specialists, hospitals, pharmacies, ancillary health care professionals and other health care providers which have contracted with MedView to provide health care services to Subscribers who are referred through the Network(s); and

   WHEREAS, commencing on the Effective Date and continuing until the expiration or termination of this Agreement, MedView agrees to grant Company access to all or certain portions of its Network(s) and its negotiated Network Provider rates, for the purpose of facilitating the provision of health care services to Subscribers.

   NOW, THEREFORE, in consideration of the following terms and conditions and the mutual covenants contained herein, the parties agree as follows:

1. DEFINITIONS

   1.1 "Client" means a person or entity which has authorized Company to enter into a network access agreement for the benefit and on behalf of such Client and (a) that is responsible to pay for Covered Services provided to Subscribers ("Payor") or (b) that has been authorized by a Payor, as such Payor's third party administrator or contractor to Payor ("Contractor") to administer or reprice claims or (c) where Company is an insurer, Client is its insured.

   1.2 "Covered Services" means those medically necessary health care services, medications, equipment and supplies to which a Subscriber is entitled in accordance with applicable law or pursuant to a Health Benefits Program.

   1.3 "Networks" means the preferred provider programs and health care delivery systems developed and/or operated by MedView.

   1.4 "Network Providers" means health care professionals, such as primary care physicians, specialists, ancillary providers, hospitals, clinics and other health care facilities, that have directly or indirectly contracted with MedView to participate in its Network(s).

   1.5 "Service Area(s)" in the context of Covered Services means those geographic areas in which MedView has established Network(s), and which are identified by Company on Attachment I as areas in which MedView's Network(s) will be accessed hereunder.

   1.6 "Subscriber" means a person eligible to receive health care benefits by reason of an injury suffered by Subscriber in the course of Subscriber's employment or pursuant to Subscriber's group health or automobile medical insurance or a health care benefits plan or program sponsored or provided by Company or a Company Client ("Health Benefits Program").

2. MEDVIEW'S OBLIGATIONS

   2.1 MedView shall require that its Network Providers be, and at all times during the term of this Agreement, remain authorized and duly licensed to provide Covered Services to Subscribers, and shall provide

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evidence of such licensure to Company upon its reasonable request.

   2.2 MedView shall contract with Network Providers which have appropriate professional credentials, including but not limited to, unrestricted admitting privileges at a Network Provider hospital, and shall require them to maintain malpractice insurance coverage in such amounts as are consistent with industry and community standards. MedView shall be responsible for credentialing and re-credentialing Network Providers, and by requiring Network Providers to submit copies of current medical licenses and certificates of malpractice insurance, board specialty and DEA privileges. A copy of MedView's current Network Provider credentialing standards and criteria is attached hereto as Attachment II.

   2.3 MedView shall contract with Network Providers which have agreed to provide Covered Services to Subscribers substantially in accordance with the terms of this Agreement. MedView will require Network Providers to perform Covered Services for Subscribers in the same manner and pursuant to the same professional medical standards offered to all of their patients, and such providers shall provide said services in the most efficient and prompt manner available, including giving priority attention to the scheduling of Subscribers' medical services.

   2.4 MedView will further require Network Providers to agree not to differentiate or discriminate in the treatment of Subscribers or in the quality of services delivered to Subscribers on the basis of race, sex, age, religion, place of residence, health status or source of payment.

   2.5 MedView shall provide, on a monthly basis or more frequently as reasonably required by Company, updated information in a mutually acceptable format regarding Network Provider effective dates and termination dates, current listings of Network Providers, including names, billing addresses, facility office addresses, telephone numbers, tax identification numbers, and in the case of physicians, their specialties, and, where Company is performing repricing, Network Provider contract rate information, and any other relevant information known to MedView about the Network Providers in its Network(s).

   2.6 MedView shall continue to develop its Network(s) in ways which ensure that the Network Provider mix can provide a full range of providers in sufficient numbers and specialties to meet the needs of Clients in the Service Area(s).

3. COMPANY'S OBLIGATIONS

   3.1 Company shall use its best efforts to notify MedView no less than thirty (30) days prior to the implementation date of a new Client to allow for adequate Network Provider communications and verification of Clients' implementation information.

   3.2 Company shall identify MedView's Network(s) by using MedView's name on Subscriber identification cards, and Network Provider directories. Company shall use, or require Clients' use of, MedView's logos and stylized service marks on Subscribers' identification cards and Network Provider directories to ensure Network recognition. Company may not otherwise use MedView's names and trademarks without its prior written permission.

   3.3 Company shall ensure that all Clients seeking access to MedView's Network(s) for group health purposes, shall have established and implemented, prior to the initiation and for the duration of access to MedView's Network(s), tangible steering mechanisms designed to direct Subscribers to Network Providers ("Steering Mechanisms"). These Steering Mechanisms shall include Plan Design, or comparable financial incentives and/or discentives program, and the issuance and required use by Subscribers of identification cards, and may also include distributing Network Provider directories to Subscribers, the use of wall cards, and educating Subscribers on, and encouraging the use of, toll-free referral telephone numbers. Company acknowledges and agrees that Network Provider contract rates may not apply to claims for group health Covered Services where Clients have failed to implement Steering Mechanisms.

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     3.4   Company shall promptly, but in no event later than ten (10) days after Company learns of such claims, notify MedView in writing of any disputes regarding adjustments to Network Provider bills, including any and all claims, demands or lawsuits threatened or brought against Company, Company Clients or Subscribers relating to Covered Services provided hereunder. Company shall thereafter promptly provide MedView with all information and documents relevant to the dispute, and shall allow MedView the opportunity to intervene in an attempt to resolve such disputes or claims.

     3.5 Company must print its own Network Provider directories or purchase same from MedView at MedView's cost plus ten percent (10%).

     3.6 Company agrees to make full and adequate disclosure of all facts required by state and federal statutes and regulations to be disclosed to all of its employer and plan administrators Clients utilizing MedView's Network(s).

     3.7 Company shall, on behalf of Company Clients, collect and remit payment to Network Providers promptly and within the time mandated by applicable law. Company acknowledges and agrees that Network Provider contracted rates may not apply to Network Provider bills paid more than thirty (30) days after the date the bill is submitted by the Network Provider for payment.

     3.8 Company shall use its best efforts to encourage Company Clients to utilize MedView's Network(s) in all Services Area(s) in which they have business facilities, employee sites or insureds.

     3.9 Company shall promptly pay MedView's access fees in accordance with Section 5 herein.

4.   NETWORK ACCESS

     4.1 MedView shall facilitate the provision of Covered Services by Network Providers at such times, and in such locations within the Service Area(s), as shall be necessary for the prompt and proper rendition thereof, in order to fulfill its obligations under this Agreement. The scope of Network access to be provided to Company hereunder shall be as outlined on Attachment III.

     4.2 The lines of Health Benefits Program business for which Company shall have access to MedView's Network(s) are described on Attachment IV.

     4.3 MedView has the right to offer Network access to any Client in any service area in which Company has not accessed MedView's Network(s) hereunder.

     4.4 The right of Network access established herein shall not be construed to permit Company to afford direct or indirect access to MedView's Network(s) to other health care networks or managed care organizations, unless Company obtains MedView's prior written consent to such secondary Network access.

5.   NETWORK ACCESS FEES

     5.1 As compensation to MedView for Company's access to its Network(s), MedView shall be entitled to receive from Company the Network access rates referenced on Attachment V.

     5.2 For purposes of this Agreement, "Savings" shall be defined in the context of workers' compensation business as (a) in fee schedule states, the difference between the state-mandated fee schedule and the Network Provider contracted rate, and (b) in non-fee schedule states, the difference between the billed charge and the Network Provider contract rate. "Savings" shall be defined in the context of other lines of Health Benefits Program business as the difference between billed charge and the Network Provider contracted rate.

     5.3 Network access fees applicable to Company shall remain in effect during the initial year of the term of this Agreement, and thereafter shall be subject to adjustment on an annual basis on the anniversary of the

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Effective Date by mutual written agreement of the parties.

     5.4 Network Provider bill repricing will be preformed by the party specified in Attachment VI, and will be performed in accordance with the criteria referenced therein.

     5.5 Company shall, within thirty (30) days after the close of any month in which Covered Services are provided to Subscribers, remit the appropriate access fee to MedView. In the event Company fails to remit the appropriate access fee within said thirty (30) day period, (a) a late charge of five percent (5%) of the outstanding monthly access fee shall be attached, and (b) interest shall accrue on the outstanding balance from the due date at the highest rate allowed by law. In the event late charges are deemed to be interest and the aggregate of accrued interest and late charges exceed the highest rates then allowed by Michigan law, the aggregate of interest and late charges shall be reduced to comply with Michigan usury statutes currently in effect.

6.  GENERAL PROVISIONS

    6.1 CONFIDENTIALITY. The parties agree to preserve as confidential the other parties' trade secrets, Client lists and rates, Network Provider data base information and contracted rates, software, systems and data processes, plans and procedures, confidential marketing, pricing and Network Provider rate information (collectively "Confidential Information"). Except with the express written consent of the protected party, the other party shall not disclose to others or take or use for its own purposes or the purposes of others at any time, any Confidential Information which may have been or may be obtained by it by reason of its relationship with the protected party. This provision shall not apply to information which is commonly known or otherwise in the public domain.

    6.2 INDEMNIFICATION. Each party shall indemnify and hold the other harmless from and against any and all claims, losses, liabilities, damages, costs, penalties, interest and expenses, including reasonable attorneys' fees arising from such party's actions or omissions regarding its obligations under this Agreement. Further, Company shall indemnify and hold MedView harmless from any claims by Network Providers or other third parties arising from or relating to Company's failure to fully comply with its obligations pursuant to Section 3.3 herein or Company Clients' failure to utilize financial incentives programs in the context of group health business. Notwithstanding the foregoing provisions, no party shall be liable to the other party nor provide any indemnification protection whatsoever regarding claims of professional negligence by patients against or involving Network Providers.

     6.3 NONSOLICITATION. Company agrees that, for so long as Company is accessing MedView's Network(s) pursuant to this Agreement, Company shall not directly or indirectly communicate with Network Providers for the purpose of negotiating with such Network Providers to enter into preferred provider organization or manage care organization contracts with, or on behalf of, Company.

     6.4 LIABILITY INSURANCE. MedView and Company agree to obtain and keep in force all appropriate insurance coverages, with limits that are reasonable and customary for their businesses to cover liabilities and claims which may arise in relation to or in connection with this Agreement.

7.  TERM AND TERMINATION

    7.1 This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of one (1) year, subject only to the early termination provisions of Section 7.2. It shall thereafter automatically renew for successive one (1) year periods unless the party seeking not to renew gives written notice to the other at least ninety (90) days prior to expiration of the then-current term. Termination of this Agreement shall not relieve either party of its obligations which arose prior to the effective date thereof.

    7.2 Either party may terminate this Agreement (i) without cause upon giving one hundred eighty (180) days prior written notice to the other, or
(ii) if either party materially breaches this Agreement in any manner, and such breach continues for a period of thirty (30) days after written notice is given to the breaching


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party, specifying the nature of the breach and requesting that it be cured.

8.   MISCELLANEOUS

     8.1 INDEPENDENT CONTRACTOR. MedView and Company are, and shall at all times during the term of this Agreement remain, independent contractors for purposes of this Agreement.

     8.2 ASSIGNMENT. This Agreement cannot be assigned by either party without the mutual written consent of the other parties.

     8.3 NO THIRD PARTY BENEFICIARIES. Nothing contained herein shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim, under or with respect to this Agreement.

     8.4 GOVERNING LAW, JURISDICTION AND VENUE. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, and the parties hereto consent to jurisdiction and venue in the state and federal courts located in Oakland County, Michigan.

     8.5 SURVIVAL. The provisions of Sections 5.5, 6.1, 6.2, 6.3 and 8.7 shall survive the termination of this Agreement.

     8.6 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and all attachments and other documents furnished pursuant to this Agreement, and expressly made a part hereof, shall constitute the entire agreement relating to the subject matter hereof betweeen the parties hereto. No modifications, waivers or amendments shall be effective unless in writing and signed by both parties.

     8.7 ATTORNEYS' FEES. In the event of any litigation between the parties to enforce any provision of this Agreement or to protect or establish any right or remedy of any party hereunder, the prevailing party shall be entitled to an award of legal fees and costs of proceedings, including but not limited to reasonable attorneys' fees, expert witness fees, and legally recoverable expenses iuncurred by such prevailing party in connection with such dispute.

     IN WITNESS WHEREOF, authorized representatives of the parties have confirmed the Agreement of the parties to the foregoing terms as of the date first set forth above by affixing their signatures below.

MEDVIEW:                                COMPANY:

MEDVIEW SERVICES, INCORPORATED          ROCKPORT COMMUNITY NETWORK, INC.

By: /s/ [Illegible]                     By: /s/ Michael E. Kove
   ----------------------------         --------------------------------
Its: Sen R.V.P.                         Its: President
    ---------------------------             ----------------------------

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                                  ATTACHMENT I

                                 Service Area(s)


                              NATIONAL SERVICE AREA

                                        ATTACHMENT II

                               MedView's Credentialing Requirements

-  Valid and current DEA certificate

-  Valid, current and sufficient medical malpractice coverage as follows:

          $100,000/$300,000 for Internal Medicine, Pediatrics, General Practice and Family Practice (not practicing Obstetrics). All other providers must carry $1,000,000/$3,000,000 or as dictated by the medical staff bylaws of participating hospital.

-  Valid and current medical license

-  No recorded conviction or charge of a criminal offense

- No recorded expulsion or suspension from receiving payment under Medicare or Medicaid programs

-  No recorded revocation or limitation of medical license

- Willingness to participate in review functions of utilization review and quality assurance programs

-  Admitting privileges to, and be in good standing with, a hospital

-  No involuntary reduction or scope of admitting privileges at any hospital

- Never been subject to any medical staff monitoring or special review activity of public record or reasonably discoverable upon proper inquiry

- Each hospital who is a provider shall be and shall remain accredited by the JCAHO

Credentialing Process

1.  Provider completes application and forwards to MedView.

2. Provider application is reviewed by the provider relations staff. Any providers with a history of litigation are sent to the medical director for review.

3. Upon receipt of provider credentialing approval, the facilities are visited and equipment, facility inspection and staffing levels are observed.

4. Contracted facilities receive periodic visits to verify that facilities continue to meet MedView standards, following network inclusion.

5.  All providers are re-credentialed every two years.


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                                        ATTACHMENT III

                                        SCOPE OF ACCESS
                                  CLIENT SPECIFIC EXCLUSIVITY

A.  CLIENTS.

    The scope of Company's permitted access to MedView's Network(s) shall extend to permit the following Clients or classes of Clients to have access to MedView's Network(s), for the lines of business referenced on Attachment IV:

CHECK ALL THAT APPLY:

TYPES OF CLIENTS

     / /  Participating Employer Insureds (WHERE COMPANY IS AN INSURANCE
          COMPANY)

     / / Member Employer Groups (WHERE COMPANY IS A SELF-INSURANCE FUND OR PURCHASING GROUP)

     /X/ Employer Clients (WHERE COMPANY IS A BILL REVIEW COMPANY OR A THIRD PARTY ADMINISTRATOR)

     / /  Employer Clients

     / / Units, Divisions or Branch Officers of Employer (WHERE COMPANY IS A SELF-INSURED EMPLOYER)

B.  CLIENT EXCLUSIVITY.

    During the term of this Agreement, the Company shall use its best efforts to promote the selection of the MedView Network(s) to Company Clients in the Service Area(s), and such other service areas as the parties may, from time to time, agree to access. Each Company Client which accesses MedView's Network(s) hereunder shall exclusively utilize the MedView Network(s) in the Service Area(s) accessed to the extent this is subject to Company's control. Stated another way, once a Company Client determines to access MedView's Network in a particular Service Area, said Client must agree to abide by MedView's requirements herein relating to exclusivity, and shall be prohibited from accessing any network other than MedView's Network in the accessed Service Area for the duration of the term of the Company's access to the MedView Network. In the event a Company Client fails to abide by this exclusivity requirement, Company shall immediately terminate Network access to such Client.


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                                        ATTACHMENT IV

                           HEALTH BENEFITS PROGRAM LINES OF BUSINESS

CHECK ALL THAT APPLY:

     /X/  Workers' Compensation

     /X/  Group Health

     / / Automobile Medical (including personal injury protection, assigned risk, but not to include uninsured motorist coverage or assigned claims)

     / /  General Liability


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                                  ATTACHMENT V

                              NETWORK ACCESS RATES
                             WORKERS' COMPENSATION



     Company shall pay EIGHTEEN percent (18%) of Savings for Network access for workers' compensation business.

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                                  ATTACHMENT V

                              NETWORK ACCESS RATES
                                  GROUP HEALTH



     Company shall pay N/A ($._____) per member per month ("PMPM") for hospital only access and SEE BELOW cents ($._____) PMPM for hospital and other provider access, where the Company's Client's method of payment is based upon capitated payments and EIGHTEEN (18%) of Savings for hospital and other provider access, where Company's Client's method of payment is based on percentage of Savings and such Client has a Plan Design in place.

             NUMBER OF LIVES             PEPM
             ---------------             ----
               0     -  25,000           $2.50
              25,001 -  50,000            2.35
              50,001 - 100,000            2.25
             100,000 +                    2.00



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                                 ATTACHMENT VI

                        NETWORK PROVIDER BILL REPRICING
                               COMPANY REPRICES


     1. In the event, upon prior written notice to MedView, Company requests to perform Network Provider bill repricing, Company must be preapproved by MedView, and must satisfy MedView's attached minimum repricing, audit and data field requirements, including criteria for identification of Network charges, savings, compensable claims and other data.

     2. Company must provide to MedView monthly cost savings and utilization review reports as outlined in the attached repricing criteria.

     3. Company shall be required to attach an Explanation of Benefits ("EOB") for each Network Provider bill which identifies the MedView Network and which indicates the Network Provider, the billed charges and adjustments.

     4. Clients and Company shall identify MedView (using MedView's logo) and Company on Subscriber group health identification cards, EOBs and Network Provider directories to ensure Network Provider recognition. MedView's names and trademarks may not otherwise be used without its prior written permission.

     5. Company shall perform repricing of claims in Service Area(s) with the Network and Provider appropriately identified.

     6. Company agrees that the Network Provider data bases of MedView that are in the possession of the Company cannot be released by the Company to its Clients. Provider data bases audits will be accomplished by MedView with notification to the Company no less than fifteen (15) days in advance of the date on which it desires to undertake the audit. Audits shall be performed no more frequently than once each quarter, unless MedView identifies substantive issues which may negatively impact MedView or its Network. Audits may be performed as frequently as needed to ensure that the Company is meeting operational standards. The audit shall be conducted entirely at the auditing party's expense, and will be coordinated through the Company's offices to accommodate Client confidentiality and competitive sensitivities.